UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2011

ONYX SERVICE & SOLUTIONS, INC.

(Exact Name of Registrant as specified in charter)

Delaware	333-165370	80-0513468
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

7337 Oswego Road Liverpool, NY 13090
(Address of Principal Executive Offices)

(315) 451-4822 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Officer and Director

Effective as of August 10, 2011, Margaret A. Burton resigned as Secretary and Director of Onyx Service & Solutions, Inc. (the “Company”).  The resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Resignation of Officer

Effective as of August 10, 2011, Mary Passalaqua resigned as President and CEO of the Corporation.  The resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Certain Officers

Effective as of August 10, 2011, the Board of Directors of the Company (the “Board”) approved by unanimous written consent the appointment of Ms. Mary Passalaqua as Secretary of the Company.

Election of Director; Appointment of Certain Officers

Effective as of August 10, 2011, the Board approved by unanimous written consent the appointment of Mr. Malcolm G. Burleson, Sr. as a member of the Board and as CEO and CFO of the Company.

Below is a description of Mr. Burleson’s relevant business experience:

Malcolm G. Burleson, Sr., age 4

Malcolm Burleson, Sr. founded a renewable energy solutions company named Solar-Nomics in 2009, and has been Solar-Nomics President and CEO since 2009.  During 2008 and 2009, he was Senior IT Consultant at Totality, a provider of remote managed services for business applications and infrastructure. He was Vice President/Executive Director of Global Alliances & Business Development with Teletech Holdings from 2004 to 2007.

Mr. Burleson is also a director at FSRP, an IT company.

The Company believes that Mr. Burleson’s experience as senior management will provide leadership for the Company.

Malcolm Burleson has a BBA in Business Marketing and a Minor in Psychology from Sam Houston State University. Since in June of 2011, he is a student at Regis University in Denver, Colorado, where he is earning an MBA in International Finance.

Mr. Burleson does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Resignation Letter of Margaret A. Burton.
99.2	Resignation Letter of Mary Passalaqua.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

ONYX SERVICE & SOLUTIONS, INC.

Dated: August 11, 2011	By:	/s/ Malcolm G. Burleson, Sr.
Malcolm G. Burleson, Sr.
CEO & CFO